Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of March 7, 2022, by and between Graham Corporation, a Delaware corporation with its principal place of business at 20 Florence Avenue, Batavia, New York 14020 (the “Company”), and Christopher Thome, with an address at 51 Doehaven Circle, Depew, New York 14043 (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement to describe the employment relationship and obligations of the parties.

NOW, THEREFORE, the parties hereto, intending to be legally bound and in consideration of the mutual covenants herein contained, agree as follows:

1. Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment as the Vice President Finance and Chief Financial Officer of the Company, upon the terms and conditions set forth in this Agreement. The effective date of this Agreement and the date Executive’s employment with the Company will commence is April 4, 2022.

2. Duties. The Executive will have authority and responsibility for all aspects of the Company’s financial reporting and analysis, accounting and business control systems, and will report directly to the Company’s Chief Executive Officer. The Executive will perform duties generally consistent with Executive’s title and as may from time to time be required of the Executive by the Company’s Chief Executive Officer, or the Company’s Board of Directors (the “Board”). The Executive’s office will be located at the Company’s place of business in Batavia, New York. The Executive agrees to travel to the extent reasonably necessary for the performance of Executive’s duties. The Executive will devote Executive’s full time to the business and affairs of the Company and will use Executive’s best efforts, skill and ability in performing Executive’s duties on behalf of the Company.

3. Term.

(a) Except as otherwise provided in this Agreement to the contrary, this Agreement will be and remain in effect during the period of employment (the “Term”) established under this Section 3.

(b) Except as provided in Section 3(c), beginning on the effective date of this Agreement (i.e., April 4, 2022), the Term will be for one year and will be automatically extended for one additional day for each day (such that while this Agreement is in effect the remaining Term will never be less or greater than one year) that this Agreement is in effect, unless either the Company, or the Executive, respectively, elects not to extend the Term further by giving written notice to the other party, in which case the Term will end on the first anniversary of the date on which such written notice is given; provided, however, that in any event, the Term will end on the last day of the month in which the Executive attains the age of 65.

(c) This Agreement may be terminated during the Term in accordance with the terms of this Agreement. Nothing in this Agreement mandates or prohibits a continuation of the Executive’s employment following the expiration of the Term upon the terms and conditions agreed upon by the Company and the Executive.

4. Base Compensation. As the base compensation for all services to be rendered by the Executive to the Company, the Company agrees to pay to the Executive, and the Executive accepts, an annual salary at a rate of $290,000.00, payable on a monthly basis in equal installments of $24,166.67 each, subject to such deductions and withholdings as may be permitted or required by law. Periodically, the Board will review the salary of the Executive, taking into consideration such factors as the Executive’s performance and any other matters it deems relevant and, in its discretion alone, may increase the salary of the Executive to such rate as the Board deems proper; provided that the Company will in no event be required to grant any such increase.

5. Incentive Compensation.

(a) Bonus. The Executive will be eligible to receive bonuses and awards under the Company’s bonus plans or arrangements as may be in effect from time to time, including the Company’s Annual Executive Cash Bonus Plan, as may be from time to time determined by the Board or a Board committee.

(b) Long-Term Incentive Compensation. The Executive will be eligible to participate in any long-term incentive compensation plan generally made available to similarly situated executive officers of the Company in accordance with and subject to the terms of such plans, including the Company’s Annual Stock-Based Long-Term Incentive Award Plan for Senior Executives, as may from time to time be determined by the Board or a Board committee.

(c) Other Compensation. The Company may, upon recommendation of the Board or a Board committee, award to the Executive any other bonuses and compensation it deems appropriate and reasonable.

6. Benefits. During the term of this Agreement, the Company will provide the following benefits to the Executive:

(a) Medical. The Company will provide the Executive health coverage for Executive and Executive’s family in accordance with the Company’s health and medical insurance plans, as may be in effect from time to time. The Executive will be responsible for paying the employee portion of the premiums for such health and medical insurance plans.

(b) Vacation. The Executive will be entitled to vacation in accordance with the Company’s general vacation policies and practices as may be in effect from time to time. The Executive will be credited with fifteen years of service, which will be added to the Executive’s employment term with the Company for purposes of determining the Executive’s entitlement to vacation. The Executive will be entitled to four weeks of vacation annually per the Company’s current policy.

(c) General Benefits. The Executive will be entitled to participate in all employee benefit plans and arrangements of the Company that may be in effect from time to time and as may be made available to the other similarly situated executive officers of the Company from time to time, subject to and consistent with the terms, conditions and overall administration of such plans and arrangements.

(d) No Limitation of Company’s Rights. Nothing in this Section 6 will be construed to limit or restrict the complete discretion of the Company to amend, modify or terminate any employee benefit plan or plans of the Company where such action generally affects plan participants or employees, including the Executive.

(e) Insurance. The Company will provide Executive with $2,500 annually for the purpose of Executive procuring a term insurance policy that names such person(s) of Executive’s choosing as beneficiary(ies).

7. Travel Expenses. The Company will pay or reimburse the Executive for all reasonable and necessary traveling and other expenses incurred or paid by the Executive in connection with the performance of Executive’s duties under this Agreement upon presentation of expense statements or vouchers and such other supporting information as the Company may reasonably request.

8. Termination. This Agreement will terminate prior to the Term expiration date, as set forth in this Agreement, in the event that the Executive dies or the Board reasonably determines that the Executive has become disabled, or if the Executive’s employment is terminated for cause or without cause, as defined below.

(a) Disability. The Board may determine that the Executive has become disabled, for purposes of this Agreement, if the Executive fails, because of illness or incapacity, to render services (as contemplated by this Agreement) for three successive months, or for shorter periods aggregating three months or more in any period of twelve months; and thereupon this Agreement and all rights of the Executive hereunder will be deemed to have been terminated as of the end of the calendar month in which such determination is made.

(b) For Cause. The Board may dismiss the Executive for cause in the event that it determines that there has been willful misconduct by the Executive in connection with the performance of Executive’s duties, or any other conduct on the part of the Executive which has been materially injurious to the Company; and upon such a determination, this Agreement will terminate effective upon the delivery to the Executive of 30-day written notice of the Board’s determination. For purposes of this Agreement, “cause” will be determined only by a good faith finding by the Board, which will not be finalized before the Executive is afforded an opportunity to appear before the Board.

(c) Without Cause. The Executive may resign without cause at any time upon 30 days’ written notice to the Company, in which event the Company’s obligation to compensate him ceases on the effective date of Executive’s termination except as to amounts due to him under Section 8(c)(i). The Company may dismiss the Executive without cause at any time upon 30-days’ written notice to the Executive. If the Company dismisses the Executive other than for cause, or if the Executive resigns because of a material breach of this Agreement by the Company that remains materially uncured after the Executive has provided 30 days’ prior written notice to the Board, and the Executive’s dismissal or resignation qualifies as a “separation from service” for purposes of Section 409A (as defined below), then the Company will provide to the Executive:

(i) payment of the compensation due to him through the effective date of the termination of the Executive’s employment, within ten business days following such date;

(ii) continuation of the Executive’s salary for twelve months following the effective date of the termination of the Executive’s employment at the higher of the rate specified in Section 4 or the Executive’s annualized salary on such date, to be paid monthly in accordance with the Company’s regular payroll practices; and

(iii) payment of any Accrued Bonus (as defined below), to be paid as soon as administratively practicable after the effective date of the termination of the Executive’s employment. Accrued Bonus means any amount of bonus with respect to any year prior to the year in which dismissal without cause occurs (“Prior Bonus Year”) as calculated using (A) the formula in effect on March 31 of such Prior Bonus Year and (B) the goals, ratios, weighting percentages and other variables determined by the Board or any committee thereof that were adopted or determined for purposes of the Bonus Plan prior to March 31 of such Prior Bonus Year. Notwithstanding any other provision of this Section, no Accrued Bonus will be payable pursuant to this Section 8(c) for any Prior Bonus Year with respect to which a bonus amount was paid to and accepted by the Executive.

(iv) Notwithstanding anything to the contrary, to the extent that any payments under Section 8(c) are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence will be made during the seventh month following the Executive’s separation from service. Section 409A means, collectively, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations and other official guidance issued thereunder.

(d) In the event that the provisions of Section 8(c) are triggered, the Executive will resign from all offices and directorships of the Company and of all subsidiaries and affiliates of the Company, upon payment to the Executive of the amount referred to in Section 8(c)(i).

(e) Release of Claims. The Company’s obligation to provide the payments under this Section 8 is conditioned upon the Executive’s execution of an enforceable release of all claims (and upon the expiration of all applicable rescission periods contained in such release) and Executive’s compliance with all provisions of this Agreement. If the Executive chooses not to execute such a release (or rescinds such release) or fails to comply with these provisions, then the Company’s obligation to compensate him ceases on the effective date of Executive’s termination except as to amount due to him under Section 8(c)(i).

(f) Return of Confidential Documentation. Upon termination of Executive’s employment for any reason, the Executive will return to the Company all working papers, computer equipment, notebooks, strategic plans and other confidential documents and information, in any form.

9. Change in Control.

(a) Continuation by Executive of Employment Pending Change in Control. In the event a person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps seeking to effect a Change in Control (as defined below), the Executive agrees that he will not voluntarily leave the employ of the Company, and will render the services contemplated in this Agreement, until such person has either abandoned or terminated their or its efforts to effect a Change in Control or until three months after a Change in Control has occurred.

(b) Post-Change in Control Termination Benefits. In addition to the benefits otherwise payable to the Executive (other than Sections 8(c)(ii) and (iii)) pursuant to this Agreement, upon the event of a Termination (as defined below) of the Executive’s employment with the Company within two years after a Change in Control:

(i) The Company will pay to the Executive as compensation for services rendered to the Company a lump sum (subject to any applicable payroll or other taxes required to be withheld) in an amount equal to 2 multiplied by the sum of (A) the Executive’s salary at the rate in effect at the time of the Executive’s termination of employment, and (B) the target amount of the Executive’s bonus under the Annual Executive Cash Bonus Plan (or successor plan in effect at the time of the Executive’s termination of employment) for the fiscal year that includes the date of the Executive’s termination of employment. The payment will be made as soon as administratively practicable after the effective date of the termination of the Executive’s employment (or, in the event of his death, to his estate). The payment under this Section 9(b)(i) will be made in lieu of the payments provided for by Sections 8(c)(ii) and (iii).

(ii) The Company will accelerate and make immediately exercisable in full any unvested stock options or shares of restricted stock that the Executive then holds. Accelerated stock options will be exercisable by the Executive in accordance with their terms.

(iii) The Company will pay and provide to the Executive (or, in the event of his death, to his estate) as soon as administratively practicable after the effective date of the termination of the Executive’s employment, a lump sum payment in an amount equal to the excess, if any, of:

(1) the value of the aggregate benefits to which he would be entitled under any and all qualified and non-qualified defined contribution pension plans maintained by, or covering employees of, the Company if he were 100 percent vested thereunder, such benefits to be determined as of the date of termination of employment; over

(2) the value of the benefits to which he is actually entitled under such defined contribution pension plans as of the date of his termination.

(iv) The Executive will not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, nor will any payments under this Agreement be reduced on account of any compensation, benefits or service credits for benefits from any employment that the Executive may obtain following his Termination.

(v) The Company’s obligation to provide the payments under this Section 9(b) is conditioned upon the Executive’s execution of an enforceable release of all claims (and upon the expiration of all applicable rescission periods contained in such release) and his compliance with all provisions of this Agreement. If the Executive chooses not to execute such a release (or rescinds such release) or fails to comply with these provisions, then the Company’s obligation to compensate him ceases on the effective date of his termination except as to amount due to him under Section 8(c)(i).

(vi) The Company will provide continuation of the health and medical coverage described in Section 6(a) for a period of 18 months following the effective date of the termination of the Executive’s employment.

(c) Definitions.

(i) For the purposes of this Agreement, the term “Change in Control” means:

(1) the reorganization, merger or consolidation of the Company with one or more individuals, corporations, partnerships, associations, joint-stock companies, trusts, estates, unincorporated organizations or any other business organizations (“Persons”), other than a transaction following which at least 51% of the ownership interests of the institution resulting from such transaction are owned by Persons who, immediately prior to such transaction, owned at least 51% of the outstanding voting share of the Company;

(2) the acquisition of more than 25% of the voting shares of the Company by any Person or Persons acting in concert;

(3) the acquisition of substantially all of the assets of the Company by any Person or Persons acting in concert; or

(4) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board do not belong to any of the following groups:

(A) individuals who were members of the Board on April 4, 2022; or

(B) individuals who first became members of the Board after April 4, 2022 either:

(1) upon election to serve as a member of the Board by the affirmative vote of a majority of the members of the Board, or a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the stockholders of the Company to serve as a member of the Board, but only if nominated for election by affirmative vote of a majority of the members of the Board, or a nominating committee thereof, in office at the time of such first nomination.

(ii) For the purposes of this Section 9, the term “Termination” means termination by the Company of the employment of the Executive with the Company (including its subsidiaries) for any reason other than death, disability or cause (as defined above), or resignation of the Executive, that qualifies as a “separation from service” for purposes of Section 409A, upon the occurrence of any of the following, without the Executive’s prior written consent:

(1) a reasonable determination by the Executive that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, he is unable to exercise the authority, powers, function or duties attached to his position due to (A) the assignment to him of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior to a Change in Control, (B) a change in the Executive’s reporting responsibilities, titles, or offices as in effect immediately prior to a Change in Control, or (C) any removal of the Executive from or any failure to re-elect him to any of such positions, except in each case in connection with the termination of his employment for cause, disability or retirement or as a result of his death or by the Executive other than in a reasonable determination;

(2) subsequent to a Change in Control, a reduction by the Company in the Executive’s base salary as in effect on the date hereof or as the same may be increased from time to time, or failure of the Company to make an increase in compensation to which the Executive may be entitled under any employment agreement;

(3) subsequent to a Change in Control, a failure by the Company to continue any bonus plans in which the Executive is presently entitled to participate (the “Bonus Plans”) as the same may be modified from time to time but substantially in the forms currently in effect, or a failure by the Company to continue the Executive as a participant in the Bonus Plans on at least the same basis as he presently participates in accordance with the Bonus Plans;

(4) subsequent to a Change in Control, the failure by the Company to continue in effect (subject to such changes as may be required by law from time to time) any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which the Executive is participating at the time of the Change in Control (or plans providing him with substantially similar benefits), the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Company to provide him with the number of paid vacation days to which he is then entitled in accordance with the Company’s normal vacation policy in effect on the date hereof;

(5) a change requiring the Executive to perform services other than in Batavia, New York or in any location more than thirty miles away from Batavia, New York by road, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations; or

(6) prior to a Change in Control, the failure by the Company to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Section 17.

(d) Golden Parachute Limitation.

(i) In the event that the independent auditors most recently selected by the Board (the “Auditors”) determine that any payment by the Company under this Section 9(d) to or for the benefit of the Executive would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the total amount of all payments under this Section 9(d) will be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 9(d), the “Reduced Amount” will be the maximum payment amount that does not cause any payment to be nondeductible by the Company because of Section 280G of the Code.

(ii) If the Auditors determine that any payment under this Section 9(d) would be nondeductible by the Company because of Section 280G of the Code, then the Company will promptly give the Executive notice to that effect and a copy of the detailed calculation thereof and the Reduced Amount, and the Executive may then elect, in his sole discretion, which and how much of the payments will be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and will advise the Company in writing of his election within ten days of receipt of notice. If no such election is made by the Executive within such ten-day period, then the Company may elect which and how much of the payments under this Section 9(d) will be eliminated or reduced (as long as after such election the aggregate present value of the payments equals the Reduced Amount) and will notify the Executive promptly of such election. All determinations made by the Auditors under this Section 9(d) will be binding upon the Company and the Executive and will be made within 60 days of the date when a payment becomes payable.

As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors, it is possible that payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount. In the event that the Auditors determine that an Overpayment has been made based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the

Executive that the Auditors believe has a high probability of success, such Overpayment will be treated for all purposes as a loan to the Executive which he or she will repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount will be payable by the Executive to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment will promptly be paid or transferred by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(e) Notwithstanding anything to the contrary, to the extent that any payments under Section 9 are subject to a six-month waiting period under Section 409A, any such payments that would be payable before the expiration of six months following the Executive’s separation from service but for the operation of this sentence will be made during the seventh month following the Executive’s separation from service.

10. Covenants of Executive. The Executive acknowledges that: (i) the business of the Company and its affiliates, as currently conducted and as conducted from time to time throughout the term of this Agreement (collectively, the “Business”), is conducted by and is proposed to be conducted by the Company on a world-wide basis (the “Company’s Market”); (ii) the Business involves providing design, engineering and manufacture of certain vacuum and heat transfer equipment, including but not limited to steam condensers, steam jet ejectors, shell and tube heat exchangers, plate and frame heat exchangers, Heliflow heat exchangers, liquid ring vacuum pumps and rotary piston pumps, and further involves the design and production of turbomachinery for aerospace, cryogenic, defense, and commercial applications; (iii) the Company has developed trade secrets and confidential information concerning the Business; and (iv) the agreements and covenants contained in this Section 10 are essential to protect the Business. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

(a) Agreement Not To Compete. For a period of 12 months after the termination of Executive’s employment with the Company for any reason (such period of time hereinafter referred to as the “Restricted Period”), neither the Executive nor any entity of which 20 percent or more of the beneficial ownership is held by the Executive or a person related to the Executive by blood or marriage (“Controlled Entity”) will, anywhere in the Company’s Market, directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, member manager, employee or otherwise any business which competes in the Company’s Market with the Business, without the prior written consent of the Company. However, the Executive may make a passive investment in any publicly-traded company or entity in an amount not to exceed five percent of the voting stock of any such company or entity.

(b) Agreement Not To Interfere in Business Relationships.

(i) During the Restricted Period, neither the Executive nor any Controlled Entity will directly or indirectly solicit, induce or influence any customer, or any other person which has a business relationship with the Company or any affiliate, or which had on the date of this Agreement such a relationship with the Company or any affiliate, to discontinue or reduce the extent of such relationship with the Company or any affiliate in the Company’s Market.

(ii) During the Restricted Period, neither the Executive nor any Controlled Entity will (1) directly or indirectly recruit, solicit or otherwise induce or influence any stockholder or employee of the Company or any of its affiliates to discontinue such employment or other relationship with the Company or any affiliate, or (2) employ or seek to employ, or cause any business which competes in the Company’s Markets to employ or seek to employ for any reason, any person who is then (or was at any time within six months prior to the date the Executive or such business employs or seeks to employ such person) employed by the Company or any affiliate without the prior written consent of the Company.

(c) Non-Disparagement. During and after the Term, the Executive and any Controlled Entity will not publicly disparage: the Company; the Company’s predecessors, successors, subsidiaries, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, employees, or board members; or the Company’s customers. Nothing in this Section 10(c) precludes the Executive from making truthful statements in connection with (i) a disclosure required by law, regulation, or order of a court or governmental agency, (ii) the filing of a good faith report or participation in a proceeding related to an alleged violation of any applicable law, regulation, or order of a court or governmental agency, or (iii) any governmental, quasi-governmental or administrative or judicial inquiry or court proceeding. During and after the Term, the Company and its directors and officers will not publicly disparage the Executive.

(d) Confidentiality. During and after the Term, neither the Executive nor any Controlled Entity will directly or indirectly disclose to anyone, or use or otherwise exploit for the Executive’s or any Controlled Entity’s own benefit or for the benefit of anyone other than the Company, any confidential information, including, without limitation, any confidential “know-how”, trade secrets, customer lists, details of customer contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans and new personnel acquisition plans of the Company or any affiliate related to the Business or any portion or phase of any scientific, engineering or technical information, design, process, procedure, formula, improvement, discovery, invention, machinery or device of the Company or any affiliate, whether or not in written or tangible form (all of the preceding is hereinafter referred to as “Confidential Information”). The term “Confidential Information” does not include, and there will be no obligation with respect to, information that becomes generally available to the public or the Company’s competitors other than as a result of a disclosure by the Executive or a Controlled Entity or any agent or other representative thereof. Neither the Executive nor any Controlled Entity will have any obligation to keep confidential any Confidential Information to the extent disclosure is required by law, or determined in good faith by the Executive to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, the Executive or the Controlled Entity concerned will provide the Company with prompt advance written notice of such requirement so that the Company may seek an appropriate protective order. It is understood that in any new employment, the Executive may use Executive’s ordinary skill and non-confidential knowledge, even though said skill and non-confidential knowledge may have been gained at the Company. The Executive’s obligations under this Section 10(d) will be in addition to, not in substitution for, any common law fiduciary duties the Executive has to the Company regarding information acquired during the course of Executive’s employment.

(e) Intellectual Property. The Executive will communicate to the Company full information concerning all inventions, improvements, discoveries, formulas, processes, systems of organization, management procedures, software or computer applications (hereinafter, collectively, “Intellectual Property”) made or conceived by him either solely or jointly with others while in the employ of the Company, whether or not perfected during Executive’s period of employment and which will be within the existing or contemplated scope of the Company’s business during Executive’s employment. The Executive will assist the Company and its nominees in every way at the Company’s expense in obtaining patents for such Intellectual Property whenever necessary and the Executive will execute all papers and assignments as requested by the Company. Intellectual Property will be and remain the property of the Company and its nominees, if any, whether patented or not or assigned or not.

(f) Survival of Covenants. In the event of a termination of this Agreement, the covenants and agreements contained in this Section 10 will survive and continue and will not expire unless and except as expressly set forth in this Section.

(g) Remedies. The parties to this Agreement agree that (i) if either the Executive or any Controlled Entity breaches any provision of this Section 10, the damage to the Company and its affiliates will be substantial, although difficult to ascertain, and money damages will not afford an adequate remedy, and (ii) if either the Executive or any Controlled Entity is in breach of this Agreement, or threatens a breach of this Agreement, the Company will be entitled in its own right and/or on behalf of one or more of its affiliates, in addition to all other rights and remedies available at law or in equity, to (1) injunctive and other equitable relief to prevent or restrain a breach of this Agreement and (2) may require the breaching party to pay damages as the result of any transactions constituting a breach of this Agreement.

(h) Notice of Immunity. The Executive understands that under the Defend Trade Secrets Act of 2016 (the “Act’), an individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive further understands that under the Act, an individual who files a lawsuit for retaliation by a company for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

11. Indemnification of Executive. In the event the Executive is terminated for any reason, (a) the Company will hold harmless and indemnify the Executive for all third party claims, actions or other proceedings against the Executive initiated either prior to the termination of employment or after termination if related to duties performed in good faith by the Executive while employed by the Company; and (b) the Company will retain the Executive as named insured under any directors’ and officers’ insurance policies it may have, for acts of the Executive during the time Executive served as an officer of the Company. Additionally, all reasonable legal and other costs incurred by the Executive to defend Executive will be paid by the Company, as the Executive is billed for such costs, within ten days of periodic submission to the Company of statements of charges of attorneys and statements of other expenses incurred by the Executive in connection with such defense.

12. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement will not operate as or be construed as a waiver of any subsequent breach.

13. Notice. Any and all notices provided for in this Agreement must be in writing and must be physically delivered or mailed by registered or certified mail, return receipt requested to the parties at their respective addresses set forth above. Either party may designate a different address for notices to be sent by giving the other party notice of such different address.

14. Modification and Assignment. This Agreement cannot be modified or amended except by an instrument in writing signed by the parties. This Agreement and all of its terms and conditions will be binding upon and will inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns, including but not limited to any corporation or other entity with or into which the Company is merged or consolidated or any other successor of the Company. The Executive agrees that Executive will not and may not assign, transfer or convey, pledge or encumber this Agreement or Executive’s right, title or interest therein, or Executive’s power to execute the same or any monies due or to become due under this Agreement. This Agreement is intended to secure the personal services of the Executive, and the Company will not recognize any such assignment, transfer, conveyance, pledge or encumbrance.

15. Applicable Law. This Agreement and the rights and obligations of the parties will be construed and interpreted in accordance with the laws of the State of New York, without giving effect to conflict of laws provisions. Any action or proceeding brought by either party against the other arising out of or related to this Agreement will be brought only in a state court of competent jurisdiction located in the County of Monroe, State of New York or the Federal District Court for the Western District of New York located in Monroe County, New York. The parties consent to the personal jurisdiction and venue of said courts.

16. Prior Agreements. This Agreement will supersede any prior employment agreement, arrangement or understanding between the Company and the Executive, without limitation, and will be effective from the date specified above.

17. Business Combinations. In the event of any sale, merger or any form of business combination affecting the Company, including without limitation the purchase of assets or any other form of business combination, the Company will obtain the express written assumption of this Agreement by the acquiring or surviving entity from such combination, and failure of the Company to obtain such an assumption will constitute a breach of this Agreement, entitling the Executive to all payments and other benefits to be provided in the event of termination without cause provided in Section 8.

18. Section 409A. This Agreement is intended to comply with Section 409A of the Code to the extent its provisions are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring this Agreement into compliance with or exemption from Section 409A. The parties further agree that to the extent the terms of this Agreement fail to qualify for exemption from or satisfy the requirements of Section 409A, this Agreement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances the Company and the Executive will administer the Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement while complying with Section 409A.

19. Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

20. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable, for any reason, such invalidity or unenforceability will not affect any other term or provision and this Agreement will continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained in the Agreement. If any court determines that any provision of Section 10 is unenforceable because of the duration or geographic scope of such provision, such court will have the power to reduce the scope or duration of such provision and such provision will then be enforceable in its reduced form.

21. Counterparts. This Agreement may be executed in any number of counterparts, each of which for all purposes will be deemed to be an original.

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signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective on April 4, 2022.

GRAHAM CORPORATION

By:	/s/ Daniel Thoren
	Name:	Daniel Thoren
	Title:	Chief Executive Officer

By:	/s/ Christopher Thome
	Name:	Christopher Thome

[Signature Page to the Employment Agreement of Christopher Thome]